ECD Ovonics Selects Site for Its 50-Megawatt Solar Cell
Manufacturing Plant

ROCHESTER HILLS, Mich., March 23, 2006 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) is pleased to announce that Greenville, Mich., has been selected by its wholly owned subsidiary, United Solar Ovonic LLC, as the location of its third Ovonic solar cell manufacturing plant.

The Board of Directors of ECD Ovonics approved in February the plan to expand United Solar Ovonic’s module manufacturing capacity to 300 megawatts (MW) by 2010. The first phase of the expansion plan includes the construction of the Greenville manufacturing facility with an annual capacity of 50MW, which is expected to be operational in calendar year 2007. United Solar Ovonic’s existing 25MW production facility is located in Auburn Hills, Mich. In July 2005, United Solar Ovonic broke ground for a second 25MW production facility also located in Auburn Hills.

The competitive incentive package approved by the State of Michigan and the City of Greenville persuaded ECD Ovonics and United Solar Ovonic to construct their next solar plant in Michigan. The complete text of the announcement by Michigan’s Governor Jennifer Granholm with respect to this new site follows.

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FOR IMMEDIATE RELEASE March 22, 2006	Contact: Michael Shore, MEDC (517) 335-4590

United Solar Ovonic Bringing High-Tech
Manufacturing Facility, 200 New Jobs to Greenville

Company Chooses Michigan over South Carolina for $129 Million Plant

Governor Jennifer M. Granholm today announced that Auburn Hills-based United Solar Ovonic LLC, a wholly owned subsidiary of Energy Conversion Devices, Inc. of Rochester Hills (ECD Ovonics) (NASDAQ:ENER), plans to build a new, high-tech Ovonic solar cell manufacturing facility in Greenville. The Governor, the state and the MEDC have been actively working with the community to bring new industry to Greenville.

The project will create up to 563 jobs, including 200 directly by the company, within the next five years. This project paves the way for the potential of five more plants and up to 1,000 additional jobs in Michigan. MEDC assistance helped convince the company to choose Greenville over a competing site in South Carolina.

“Since the day Electrolux announced its closing, we have worked fervently to bring new jobs for Greenville,” Granholm said. “The city’s leadership and its outstanding workforce helped win United Solar Ovonic’s major new investment, adding another strong anchor for Michigan’s alternative energy industry.”

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The planned location for United Solar's new plant in Greenville is an extended portion of the Greenville Industrial Park, located near E. Van Deinse and Vining roads.

The MEDC approved a Single Business Tax credit valued at $5.7 million over 20 years to win the company’s business. A $5 million federal Community Development Block Grant approved by the MEDC and awarded to the city of Greenville will fund needed infrastructure improvements to support the new plant. The city has proposed a tax abatement valued at approximately $3.6 million over 12 years for the project. The MEDC and city are expected to support a 15-year, tax-free Renaissance Zone for the site, worth an additional $20.4 million to the company. With additional funding for training assistance, the state and local incentive package totals approximately $37 million for the 50MW expansion.

State and local governments are also providing United Solar Ovonic with additional incentives to invest up to an additional $600 million for up to five more plants in Greenville and up to 1,000 new jobs.

ECD Ovonics and United Solar Ovonic hold the basic patents for the production process and equipment which is the world’s largest and most advanced for the manufacture of thin film amorphous silicon alloy solar cells and related products. These products are used for a variety of applications to convert sunlight into electrical energy, ranging from large solar farms for utility-scale applications to battery chargers for solar lanterns. United Solar Ovonic’s solar cells are lightweight, rugged and flexible, ideal for use in building-integrated photovoltaic roofing systems for residential and industrial customers.

In February, ECD Ovonics announced that its Board of Directors approved a plan to expand United Solar Ovonic’s module manufacturing capacity to 300 megawatts (MW) by 2010. The first phase of the expansion plan includes the construction of a third manufacturing facility with an annual capacity of 50MW, which will be located in Greenville, Mich., and is expected to be operational in calendar year 2007. United Solar Ovonic currently manufactures solar modules at a 25MW production facility in Auburn Hills, Mich., and is currently constructing a second 25MW production facility also located in Auburn Hills.

“We are pleased that the State of Michigan continues to be interested in attracting and retaining high-tech, innovative companies. We appreciate the State’s support and look forward to continuing to grow our manufacturing capacity,” Robert C. Stempel, Chairman and CEO of ECD Ovonics, said.

A University of Michigan economic analysis estimates that increased economic activity created by the new facilities will generate an additional 363 indirect Michigan jobs, in addition to the 200 created directly by the company. The project is expected to generate more than $600 million in personal income for Michigan workers over the life of the tax credit.

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“United Solar Ovonic, the State of Michigan and the Greenville Community have forged a partnership to assist in creating green energy alternatives, investment and job creation,” Greenville City Manager George Bosanic said. “It is truly going to be exciting to watch United Solar Ovonic grow and prosper for not only the community's sake but for the sake of the Country and quite possibly the world.”

In her 2006 State of the State address, Granholm emphasized the importance of making Michigan a global economic powerhouse in the 21st century. Since January 2005, the Governor and the MEDC have announced the creation or retention of more than 70,000 jobs as a result of targeted assistance provided by the MEDC. “This is exactly the type of investment needed to ensure Michigan’s economic success throughout the 21st Century,” MEDC President and CEO James C. Epolito said. “This project is the result of an entrepreneurial seed that sprouted in Michigan and took root here because of our innovative incentives that support the development of high-tech industries.”

The Michigan Economic Development Corporation, a partnership between the state and local communities, promotes smart economic growth by developing strategies and providing services to create and retain good jobs and a high quality of life. For more information on the Michigan Economic Development Corporation’s initiatives and programs, visit the Web site at www.michigan.org.

United Solar Ovonic LLC

Economic Analysis

Summary Estimates

(All estimates in 2006 dollars)

TOTAL JOBS CREATED	563
Direct	200
Indirect	363

NET POSITIVE STATE REVENUE IMPACT	$22,926,000
Revenue Foregone	$5,696,000
Revenue Gain	$28,622,000
Average Wage	$560/wk
Personal Income Generated Over Life of the 20-Year Tax Credit Agreement	$600,394,000

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